Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Kosan Biosciences Incorporated for the registration of common stock, warrants and units and to the incorporation by reference therein of our reports dated March 14, 2007, with respect to the financial statements of Kosan Biosciences Incorporated, Kosan Biosciences Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kosan Biosciences Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 14, 2007